Exhibit 10.21

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is entered into by John Sinders (hereinafter “You” or “Your”) and Frank’s International, LLC, on behalf of itself and its affiliates (hereinafter “Company”). You agree to the terms of this Agreement in consideration of the following:

1. Last Day of Employment (Separation Date). Your last day of employment with the Company shall be December 31, 2015, unless the Company, in its discretion, may decide to release you earlier for reasons other than set forth below. In order to remain on the payroll until the aforementioned date and receive the Consideration set forth in Paragraph “2” below, you are required to: (1) continue to perform your duties to the satisfaction of the Company, (2) comply with all company policies and procedures, (3) and assist with transition duties, and additional projects, when and as needed. If you fail to comply with the obligations set forth above, or voluntarily resign before the Separation Date, or both parties have mutually agreed to waive the requirements set forth herein, you will be removed from the payroll and forfeit eligibility for the Consideration set forth in Paragraph “2” below.

2. Consideration. After your employment ends on December 31, 2015 (hereinafter “Separation Date”), and you comply with the conditions set forth in this Agreement, you will receive;

a.	The amount equal to 100% individual achievement of your 2015 Short Term Incentive (STI) target based upon the STI corporate results achieved and approved to pay per the STI plan.

b.
Long Term Incentives including (i) the vested and unvested Executive Deferred Compensation Plan balance as of Separation Date, (ii) the vested and unvested Restricted Stock Unit grants issued pursuant to the Company’s 2013 Long Term Incentive Plan, and (iii) the vested balance of the Frank’s International, Inc. Employees’ 401K Plan, in each case per the applicable plan documents (collectively, the “Incentive Plans”); and

c.	Reimbursement of up to 18 months of COBRA subsidy for group health plans.

d.	Payment for accrued and unused vacation and sick leave;

e.	Consulting Services Agreement. See Annex A hereto.

3. Release. In exchange for, and subject to your receipt of, the above consideration, you agree to the following terms:

You hereby release and forever discharge, for you, your heirs, executors, administrators, legal representatives and assigns, the Company, its predecessors, successors, assigns, officials, officers, board of directors members, employees, subsidiaries, affiliated entities, agents, lessees, managers, underwriters and insurers, and every other person, firm, underwriter, insurer, partnership, organization or corporation, hereinafter referred to as “the Parties to be Released,” who might be, or might hereafter become liable for any and all claims, debts, damages and causes of action of whatsoever nature, whether known or unknown, whether growing out of tort, contract, quasi-contract, compensation, employment discrimination, or otherwise, including, but not limited to, the U. S. Constitution and laws of the United States, Title VII of the Civil Rights

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Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the laws of the State of any state which may provide you, or an heir, executor, administrator, legal representative and/or assign of you, with a cause of action for damages or injunctive relief, including but not limited to, breach of contract, liquidated damages, compensatory damages, wages, emotional or psychological damage or distress, punitive damages, attorney's fees, medical and health insurance benefits, vacation benefits, penalties, interest, costs, employment, reemployment, or any other legally or equitably recoverable categories of relief which you have or may have against the Parties to be Released, their current or former officers, current or former employees, current or former managers, current or former members of the board of directors, directly or indirectly connected with your employment with the Company.

You acknowledge that you have had a reasonable opportunity to consider this Agreement. You understand and acknowledge that the payment to you of the amounts provided for herein will constitute receipt by you of consideration to which you are otherwise not entitled and that such amounts are sufficient to support this Agreement. You further acknowledge that you are not relying upon any representations, assertions, promises, assumed action or inaction, of any other person in entering into this Agreement. You acknowledge that the Parties' complete agreement is contained in this document. You are signing this Agreement knowingly and willingly and have been advised to confer regarding it with counsel of his choice. You also agree that nothing in this Agreement is to be construed as an admission of liability of any nature.

4. Covenant Not to Sue. You represent that you have not filed any claims, lawsuits or actions with any local, state, or federal court against the Company and agree not to do so based on any matter covered by this release of claims. You acknowledge that if you violate this Agreement by filing or bringing any claims, or actions contrary to this paragraph, except for filing a charge or complaint with the Equal Employment Opportunity Commission, in addition to any other remedies that may be available to the Company including, but not limited to, remedies for breach of contract, you will pay all costs and expenses of the Company in defending against such claims, or actions brought by you, including reasonable attorney’s fees.

5. Non-Disparagement. You agree to not make any disparaging or negative comments about the Company, its customers and its suppliers, and their respective managers, executives, employees and representatives, and the Company agrees not to make any disparaging or negative comments about you. A violation or threatened violation of this Section by either party may be enjoined by the courts. The rights afforded the Company, its affiliates, and you under this provision are in addition to any and all rights and remedies otherwise afforded by law.

6. Confidentiality. You agree to keep the terms and existence of this Agreement confidential to the extent allowed by law. You shall not voluntarily disclose the contents of this Agreement to other persons or third parties unless such disclosure (a) is consented to in writing by both parties, or (b) compelled by legal process such as subpoena or court or administrative order, or Securities and Exchange Commission filing. In the event of such legal process, the party receiving such process shall promptly notify the other party to this Agreement in writing of such process in order to allow the other party the opportunity to oppose the disclosure of this Agreement or its contents.

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You agree to notify the Company immediately in any circumstance in which you are served with a purported order of court and/or subpoena or any request for information enforceable by law regarding your employment with the Company. You will not in any manner oppose any effort by the Company to be released to contest said subpoena(s) and/or orders. You further will not respond to any request prior to the resolution of any challenge by the Company to be released to said subpoena(s) and/or orders.

You further acknowledge you have or have had access to confidential information. You agree to keep confidential any information obtained through the performance of your duties unless ordered to disclose such information by a court of law. For purposes of this Agreement, “Confidential Information” means all (i) non-public information, (ii) knowledge, (iii) data, (iv) trade secrets (i.e., anything that gives the Company a competitive advantage), (v) proprietary information, (vi) confidential information, or (vii) information provided to the Company by its customers, suppliers, contractors, subcontractors, agents or representatives (regardless of whether the Company is contractually obligated to keep such information confidential), obtained by you from or through the Company during the course of your employment with the Company, concerning the business or affairs of the Company or the Company’s customers, suppliers, contractors, subcontractors, agents or representatives. You also agree to return all documents and electronically stored data which relate to work performed by you (except for your contacts, personal data and documents, and documents that you may retain for use as form files on the express condition that you remove all confidential information from such documents prior to using them as forms) and all company owned property.

7. Future Cooperation after Separation Date. After separation, you agree to make reasonable efforts to assist the Company including but not limited to: assisting with transition duties, assisting with issues that arise after separation of employment and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse you for reasonable time and expenses in connection with any future cooperation after the separation date. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse you within 30 days of remittance by you to the Company of such time and expenses incurred, but in no event later than the end of the Employee’s tax year following the tax year in which you incur such time and expenses and such reimbursement obligation shall remain in effect for five years and the amount of expenses eligible for reimbursement hereunder during your tax year will not affect the expenses eligible for reimbursement in another tax year.

8. Non-solicitation. You acknowledge and recognize the highly competitive nature of the business of the Company. Without the express written permission of the Company, you agree that you will not for a period of two (2) years from the separate date, directly or indirectly solicit or hire employees of the Company for employment. Notwithstanding the foregoing, the restrictions of this Section 8 shall not apply with respect to an employee who responds to a general solicitation that is not specifically directed at employees of the Company or any of its affiliates.

9. Property. Subject to your right to retain certain files, documents and data as described in Section 6, you agree to return all Company property in your possession including, but not limited to vehicles,

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keys, access cards / devices, mobile phones, computers, laptops, external hard drives, flash and jump drives, credit cards and all files, documents, and records relating to the business affairs of the Company in whatever medium and of whatever kind of type.

You further agree that should it subsequently be determined by the Company that, notwithstanding the foregoing certification, you have inadvertently failed to return all proprietary or confidential information or documents in your possession or control related to the business and affairs of the Company, you will be obligated to promptly return to the Company such proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company.

10. 409A. Under the requirements of Section 409A of the Internal Revenue Code, because the Company is publicly traded, if a covered executive is a “specified employee” and the total amount of separation allowance payments payable in the first six months following the covered executive’s termination of employment under this and any other program, policy, plan or agreement with the Company and/or any of its affiliates exceeds an applicable limit and all payments will not be made within 2½ months following the end of the calendar year in which the covered executive’s employment was terminated, then the Company will delay any payment that would cause the applicable limit to be exceeded and the payments will resume, without interest, beginning with the first regular payroll cycle that is six months following termination of employment. The applicable limit under Section 409A is an amount equal to the lesser of (A) two times the covered executive’s base annual rate of salary during the calendar year immediately preceding the year of his or her employment termination and (B) $530,000 (for 2015), subject to adjustment for later years under the Internal Revenue Code. The Plans Administration Committee will identify the covered executives who are specified employees in accordance with any method permitted under Section 409A and it will advise a covered executive if the specified employee delay applies to him or her.

11. Review Period. You acknowledge and certify you have been allowed up to forty-five (45) days to consider this Agreement. You understand by signing this Agreement before the expiration of forty-five (45) days, you are waiving the balance of the period.

12. Revocation. You understand you may revoke your acceptance of this Agreement at any time within seven (7) days after you execute it by sending written notice of any revocation to the Company during which time the payments set forth will be held in abeyance.

If you want to revoke this Agreement, you must deliver a written revocation to Dan Allinger, Senior Vice President, Global Human Resources at 10260 Westheimer, Suite 700, Houston, TX 77042 within 7 days after you signed this Agreement.

13. Supersedes Prior Agreements. Any and all previous written or verbal employment agreements or understandings between you and the Company regarding the termination of your employment with the Company are hereby revoked and cancelled. This Agreement does not, however, supersede, revoke, or cancel your obligations to the Company under any preexisting agreements, including but not limited to confidentiality agreement, non-compete agreement or other agreement which sets forth obligations you have to the Company which, pursuant to such agreement, survive your

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termination from the Company, except to the extent that the terms of such preexisting agreements are inconsistent with the terms of this Agreement in which case this Agreement shall control. This Agreement will be administered by Dianne Todd, Regional HR Manager, who will also resolve any issues regarding the interpretation, implementation, or administration of the benefits described above. However, the provision should not be construed to limit your legal rights if a disagreement exists to contest the decision of the Company.

14. Payment. After your last day of active work and once the Company receives your executed Agreements and the seven (7) day revocation period has expired, the Company will issue your severance payment in a lump sum, minus appropriate state and federal withholdings, in the Company’s next scheduled payroll.

15. Severability. The invalidity or unenforceability of a term or provision of this Agreement should not affect the validity or enforceability of any other term or provision of this Agreement, which will remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on the interpretation of this Agreement.

EMPLOYEE:		FRANK’S INTERNATIONAL, LLC

/s/ John W. Sinders	BY:	/s/ Daniel A. Allinger
Signature		Signature

John W. Sinders		SVP, Global HR
Printed Name		Title

ANNEX A
FORM OF CONSULTING SERVICES AGREEMENT- JOHN SINDERS
(ATTACHED HERETO)

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ANNEX A
CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into this 11th day of November, 2015 to be effective as of the 1st day of January, 2016 (the “Effective Date”), by and between FRANK’S INTERNATIONAL, LLC, a Texas corporation, on behalf of itself and its affiliates (“FI”), with a business address at 10260 Westheimer Rd., Houston, Texas 77042, and John Sinders an individual with an address at 2929 Westheimer, Apartment 319, Houston, TX 77098 (the “Consultant”).

RECITALS:

A.    FI is desirous of retaining Consultant to perform the consulting services and work described in this Agreement (including any Exhibits hereto) (the “Services”), and Consultant desires to perform the Services in accordance with the terms and conditions of this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration for the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FI and Consultant hereby agree as follows:

1.    Engagement. FI engages Consultant to render the Services, and Consultant agrees to provide such Services, as provided in this Agreement.

2.    Term. The term of this Agreement shall commence on the Effective Date, and continue until the earlier of (i) twelve (12) months; or (ii) or upon mutual agreement of termination. Notwithstanding the forgoing, the Term may only be extended upon the express written agreement of the parties hereto.

3.    Services.

3.1    In General.

(a)	Services requested from the Consultant can only be approved by the VP of Corporate Development and Planning or the Chief Executive Officer;

(b)	While the majority of services will be of the oral advisory, professional expertise and consultative, a separate Statement of Work will not be required;

(c)
If a tangible deliverable is requested of the Consultant, the request will be agreed to in writing by the parties and/or amended on or after the Effective Date and considered as Statements of Work (collectively, a “Statement of Work”) describing the separate services and tasks to be performed by Consultant (separately, a “Task”, and collectively, the “Tasks”), and shall list the tangible items to be delivered by Consultant to FI with respect to each such Task (separately, a “Deliverable”, and collectively, the “Deliverables”).

3.4    Status Meetings; Access. Consultant’s representatives shall meet with FI to discuss and report on the progress on the Tasks upon FI reasonable request, which request shall be reasonable as to frequency, time, place and desired attendees. FI shall provide Consultant reasonable access to FI materials, system and personnel required to perform the Services.

4.    Fees.

4.1    Amount and Payment Dates.

(a)
A monthly retainer in the amount of ten thousand dollars ($10,000) will be paid to the Consultant as compensation for up to twenty (20) hours of services per month. The Consultant shall deploy the 20 hour budget as requested by the Company during each month.

(b)
If the requested services for a particular month are projected to exceed the monthly retainer hours outlined in 4.1(a), Consultant shall consult with and receive prior approval from the VP of Corporate Development and Planning or Chief Executive Officer. Consultant will be compensated five hundred dollars ($500.00) per hour for approved hours in excess of the monthly retainer hours outlined in 4.1(a) above.

4.2    Expenses. FI will reimburse Consultant for all actual out of pocket expenses reasonably incurred by Consultant in performing services under this Agreement. Amounts reimbursable by FI to Consultant hereunder shall be paid by FI to Consultant within thirty (30) business days after FI receipt of Consultant’s invoice therefor, together with copies of receipts and such other backup as FI may reasonably request for any particular expense items in excess of $100. Expense items in excess of $100 must be approved in advance by FI.

5.    Personnel.

5.1    Designated Personnel. This agreement is personal to Consultant and may not be assigned. Consultant acknowledges that he is available for this assignment and agrees that he will each remain available throughout the Term.

6.    Change of Scope. Notwithstanding any other provision of this Agreement, no Statement of Work may be modified or amended without the prior written consent of a duly authorized officer of FI. In that regard, if at any time during the Term of this Agreement FI desires Consultant to provide any additional services which would require a modification of or a change to a Statement of Work, Consultant and FI shall comply with the following:

6.1    Submission of Request. FI shall submit to Consultant in writing all requests by FI for any such additional services which alter, amend, enhance, add to, or delete from the Tasks, the Deliverables or the Deliverable Due Dates (as applicable) set forth on each Statement of Work and/

or time and/or place of performance thereof (hereinafter referred to as “Modification/Change Request”).

6.2    Acceptance Procedure. Within ten (10) business days after Consultant’s receipt of the Modification/Change Request, Consultant will (i) evaluate such Modification/Change Request at no additional charge to FI, and (ii) provide FI with a written proposal for implementing such Modification/Change Request (the “Response Proposal”). The Response Proposal shall include a revised Statement of Work and shall include a statement of the availability of Consultant’s personnel and resources, and the impact, if any, on the Deliverables, the Deliverable Due Dates and Deliverable Prices. In the event that FI elects to proceed with the completion of such Response Proposal, FI will execute the Response Proposal and return it to Consultant (such Response Proposal that has been executed by FI being referred to herein as an “Accepted Proposal”).

6.3    Performance. Upon Consultant’s receipt of any Accepted Proposal, Consultant will commence performance in accordance with such Accepted Proposal immediately. Consultant shall not be obligated to perform any additional services in advance of Consultant’s receipt of the executed Accepted Proposal from FI.

6.4    Binding Agreement. For the purposes of this Agreement, each Accepted Proposal shall automatically be deemed incorporated into this Agreement and each such Accepted Proposal shall constitute a formal amendment to this Agreement amending the Tasks, the Deliverables, the Deliverable Due Dates, and the Deliverable Prices as set forth in such Accepted Proposal. In no event shall the Services be deemed altered, amended, enhanced, or otherwise modified except through an Accepted Proposal in accordance with this Section 6.

7.    Inventions and Creations.

7.1    Ownership. FI shall be the sole and exclusive owner of the Deliverables and any and all inventions, discoveries, improvements or creations, including, without limitation, the Deliverables (collectively, “Creations”) which Consultant conceives or makes in connection with the Services in any way, except for such portions of the Deliverables containing intellectual property belonging to other third parties, the use of which other third parties’ intellectual property with respect to the Deliverables has been duly licensed by Consultant (and is sublicensed to FI) as part of the Services. Consultant agrees that all copyrightable works created by Consultant or under Consultant’s direction in connection with this Agreement are “works made for hire” and shall be the sole and complete property of FI and that any and all copyrights to such works shall belong to FI. To the extent any of the works described in the preceding sentence are not deemed to be “works made for hire,” Consultant hereby assigns all proprietary rights, including copyright, in these works to FI without further compensation. All of Consultant’s intellectual property in existence as of the Effective Date, and all other intellectual property developed by Consultant after the Effective Date not arising out of or relating to the Services is herein referred to collectively as the “Consultant IP”.

7.2    Further Assurances. Consultant further agrees to (i) disclose promptly to FI all such Creations which Consultant has made or may make solely, jointly or commonly with others in connection with the Services, (ii) assign all such Creations to FI, and (iii) execute and sign any and all applications, assignments or other instruments which FI may deem necessary in order to enable

FI, at FI expense, to apply for, prosecute and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to FI all right, title and interest in said Creations.

8.    Confidentiality.

8.1    Confidential Information Defined. For purposes of this Agreement, “Confidential Information” means (i) any information that one party hereto receives from the other party hereto that is marked as “confidential”, the “Deliverables”, (iii) the terms of this Agreement, or (iv) any information received by one party hereto regarding the other party’s plans, strategies, processes, methodologies, trade secrets, or other information which should reasonably be understood to be confidential or proprietary, but shall not include any information which was at the time of disclosure to the receiving party (1) in the public domain without fault of the receiving party; (2) known by the receiving party through another source not subject to an obligation of confidentiality to the disclosing party; (3) independently developed by the receiving party; or (4) compelled to be disclosed by legal process, law or securities exchange requirement, provided that the party whose Confidential Information is to be disclosed has first been given a reasonable opportunity to seek a protective order or other protection for its Confidential Information.

8.2    Nondisclosure. Each party shall keep confidential and not disclose to any third party or use for its own benefit, except as expressly permitted herein, or for the benefit of any third party, any Confidential Information disclosed by the other party to it. Each party agrees to secure and protect the Confidential Information of the other in the same manner as it would secure and protect its own Confidential Information and agrees to take appropriate action by instruction or agreement with its employees, agents, consultants and advisors who are permitted access to the Confidential Information to satisfy its obligations hereunder. Each party shall cooperate with and assist the other in identifying and preventing any unauthorized use, copying or disclosure of the Confidential Information.

8.3    Return of Confidential Information. Upon the expiration or earlier termination of this Agreement for any reason and provided that the disclosing party is not in default of its obligations hereunder, the receiving party shall immediately turn over to the disclosing party all documents, disks or other magnetic media, or other material in the receiving party’s possession or under its control that may contain the disclosing party’s Confidential Information; provided, however, that Consultant shall be entitled to keep copies of all of its working papers relating to the Services for archival and audit purposes, subject to Consultant’s confidentiality obligations set forth in this Agreement.

9.    Warranties; Disclaimer; Limitation of Liability; Indemnity

9.1    Warranties. Consultant represents, warrants and covenants to FI that (i) Consultant shall perform the Services hereunder in accordance with all reasonable professional standards for similar services; (ii) the Deliverables will be the original work of Consultant or the work of its independent contractors; (iii) the Deliverables are and shall remain free of any claim of infringement of any trade secret, trade mark, trade name copyright, patent or any other registered intellectual property right of any third party. If the Deliverables include the work of independent contractors,

Consultant shall have agreements in place with such third parties which contain provisions assigning all necessary rights, title and interest in, to and under the Deliverables sufficient for Consultant to grant the ownership interests and licenses that it purports to grant to FI hereunder, and Consultant will provide evidence reasonably satisfactory to FI of such agreements. With respect to the Services to be provided by Consultant hereunder, Consultant hereby warrants and agrees to utilize only (A) Consultant IP, and (B) third-party owned intellectual property with respect to which Consultant has obtained all requisite licenses and other rights necessary for Consultant’s use and sublicense thereof.

9.2    Remedy for Breach of Warranty. For a period of not less than twelve (12) months after completion of all of the Services, Consultant shall, at no additional cost to FI, re-perform Services that do not materially comply with the warranties set forth in Section 9.1.

9.3    INDEMNITY. CONSULTANT SHALL DEFEND, INDEMNIFY AND HOLD COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY CLAIMS, LOSSES, DEMANDS, LIABILITIES, SUITS, COSTS OR EXPENSES OF ANY KIND (INCLUDING WITHOUT LIMITATION ATTORNEYS FEES AND COURT COSTS) INCURRED BY COMPANY AND ARISING OUT OF THE DUTIES PERFORMED BY CONSULTANT OR RELATED ACTIVITIES UNDER THIS AGREEMENT. THESE PROVISIONS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND SHALL BE LIBERALLY CONSTRUED IN FAVOR OF COMPANY.

Notwithstanding anything to the contrary under the Agreement, Consultant’s aggregate liability under this Agreement shall be limited to the lesser of fees collected or One Hundred Thousand Dollars ($100,000.00) under the Agreement. Consultant shall INDEMNIFY the Company from and against any and all CLAIMS/LOSSES that are the result of intentional, wilful, or gross negligence. This Clause shall survive the expiry or termination of the AGREEMENT.

10.    Termination.

10.1    General. This Agreement or any particular Statement of Work may be terminated by either party in the event of (i) the occurrence of any of the events set forth in Sections 3 or 5; (ii) any (A) material default in, or material breach of, any of the terms and conditions of this Agreement or such Statement of Work by the other party, or (B) failure of FI to pay any amount due and payable hereunder on or prior to the due date therefor, which default continues in effect after the defaulting party has been provided with written notice of default and fifteen (15) days to cure such default; (iii) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to either party of its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, that authorizes the reorganization or liquidation of such party or its debt or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of such party’s property; (iv) the other party’s consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; (v) the other party’s making a general assignment for the benefit of creditors, the other party’s becoming insolvent, or the other party taking any corporate action to authorize any of the foregoing; or (vi) with five

(5) days written notice if FI terminates the Agreement or Statement of Work and with thirty (30) days written notice if Consultant terminates the Agreement or Statement of Work.

10.2    Failure to Deliver Deliverable by Deliverable Due Date. In the event that Consultant fails to deliver a Deliverable within fifteen (15) days after the applicable Deliverable Due Date, then FI shall be entitled to provide Consultant with written notice of such failure (the “Failure Notice”) and Consultant shall have an additional fifteen (15) days from Consultant’s receipt of such Failure Notice within which to deliver such Deliverable to FI. If Consultant fails to deliver the Deliverable within such additional fifteen (15) day cure period, then FI shall be entitled for a period of ten (10) days following the expiration of such fifteen (15) day cure period within which to terminate this Agreement or the applicable Statement of Work upon written notice to Consultant. In the event that FI fails to terminate this Agreement or Statement of Work within such ten (10) day period, then FI shall be deemed to have waived it right of termination under this Section 10.2 with respect to that Failure Notice; provided, however, that FI shall be entitled to repeat the procedure set forth in this Section 10.2 with respect to such late Deliverable or any other Deliverable that is not delivered within fifteen (15) days after the applicable Deliverable Due Date by providing Consultant with an additional Failure Notice.

10.3    Obligations Upon Termination.

(a)    Upon the termination of this Agreement or any particular Statement of Work pursuant to this Section 10 or Section 2, FI shall immediately pay Consultant all fees, costs and expenses owed to or incurred by Consultant up to the Effective Date of such termination; provided, however, that with respect to any Deliverable that has not been accepted by FI before the effective date of such termination, FI shall pay to Consultant a portion of the applicable Deliverable Price based upon the portion of the work completed by Consultant with respect to such Deliverable as of the effective date of such termination.

(b)    Immediately after termination of this Agreement pursuant to this Section 10 or Section 2, Consultant shall return to FI any and all Confidential Information in accordance with Section 8.3. In addition, FI shall return to Consultant any Deliverables or portion thereof that were delivered to FI but have not been paid for by FI as the date of such termination.

(c)    Following the completion of the actions described in Sections 10.3(a) and 10.3(b), the parties shall have no further obligations pursuant to the terms of the Agreement, except as to those provisions of this Agreement that specifically survive the termination of this Agreement.

11.    Injunction. In the event of a breach or threatened breach by either of the parties hereto of Sections 7 or 8 of this Agreement, the parties agree that the non-breaching party, in addition to and not in limitation of any other rights, remedies or damages available to the non-breaching party at law or in equity, shall be entitled to a permanent injunction without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by the breaching party or by the breaching party’s partners, agents, subcontractors, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with the breaching party. It is expressly understood between the parties that this injunctive or other equitable relief shall not be the non-breaching party’s exclusive remedy for any breach of this Agreement, and the non-breaching party shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

12.    Other Provisions.

12.1    Assignment. Consultant may not assign or delegate this Agreement or any of its rights or duties under this Agreement to any other person or entity without the prior written consent of FI. FI may assign its rights and obligations under this Agreement to any affiliate of FI, to a successor-in-interest in connection with a merger, acquisition or consolidation or by operation of law, or to the purchaser in connection with the sale of, all or substantially all of the business operations of FI to which the subject matter of this Agreement relates, without the prior written consent of Consultant.

12.2    Laws. This Agreement shall be construed, interpreted and governed by the laws of the State of Texas, without giving effect to any conflicts of law principles. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or any breach of this Agreement may be brought only in a court located in Houston, Harris County, Texas, USA, and each party covenants and agrees not to contest the jurisdiction or venue of such courts.

12.3    Entire Agreement; No Waiver. This Agreement, including all Exhibits referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes and cancels all previous and contemporaneous agreements and commitments with respect to the subject matter hereof. No provisions of this Agreement may be waived, changed, terminated, modified or discharged, orally or otherwise, except by a writing of subsequent date hereto which is executed by a party against whom the waiver, charge, termination, modification or discharge is sought to be enforced. Neither the course of conduct between the parties nor trade usage will act to modify or alter the provisions of this Agreement. Forbearance or neglect on the part of either party to insist upon strict compliance with the terms of this Agreement shall not be construed as or constitute a waiver thereof.

12.4    Relationship. The relationship of Consultant and FI established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to constitute the parties as partners, joint venturers, co-owners, agents, fiduciaries or otherwise as participants in a joint or common undertaking. Nothing in this Agreement shall establish an employer/employee relationship between FI and Consultant. It is understood that Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold Consultant out as an employee of Company. Additionally, since Consultant is working on a contractor basis, the Company will not provide any of the medical treatment, insurance or other social welfare to the Consultant.

12.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually, or taken together, shall bear the signatures of all of the parties reflected hereon as signatories. The parties to this Agreement further agree that facsimile signatures may be considered an original for all purposes, including, but not limited to, execution of this Agreement and enforcement of this Agreement.

12.6    Severance. In the event any provision hereof, or the application thereof in any circumstances, is held to be invalid, illegal or unenforceable by a final or unappealable order, decree or judgment of any court, the provision in question shall be deemed replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision within the jurisdiction of such court and the Agreement shall otherwise remain in full force and effect in such jurisdiction and in its entirety in other jurisdictions.

12.7    Priority. In the event of any conflict between this Agreement and any Exhibit hereto, this Agreement shall prevail for all purposes.

12.8    Survival. In the event of the expiration or termination of this Agreement, those Sections (including, without limitation, Sections 7, 8, 9 and 10) which by their nature are intended by the parties to survive shall survive and continue in effect to the extent necessary to protect the rights of the parties.

12.9    Attorneys Fees. In the event of any dispute between the parties regarding this Agreement, the prevailing party shall be entitled to be reimbursed for such prevailing party’s attorneys fees and costs of court by the non-prevailing party.

12.11    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the respective parties.

13.    Notices.

13.1    Delivery. All notices under this Agreement must be in writing and will be deemed given: (a) upon being delivered personally; (b) upon being sent by both confirmed facsimile and e-mail; (c) five (5) days after having been sent by registered or certified mail, return receipt requested; or (d) three (3) days after deposit with a commercial overnight carrier specifying two day delivery, with written verification of receipt.

13.2    Address. All communications will be sent to the respective addresses of Consultant and FI set forth on the signature page to this Agreement or to such other addresses as may be designated by a party upon prior written notice to the other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

CONSULTANT:		FRANK’S INTERNATIONAL, LLC:

By:	/s/ John W. Sinders	By:	/s/ Gary Luquette
Name:	John W. Sinders	Name:	Gary Luquette
		Title:	Chief Executive Officer

Address for Consultant:		Address for FI:
10260 Westheimer, Suite 700
Houston, Texas 77042
USA

Attention:
Alex Cestero,
SVP, General Counsel and Secretary -
Legal Department